CALI Holdings Inc. announces addition of fourth Independent Board member

ORLANDO, FL April 28, 2005/ — CALI Holdings, Inc. (“Company” or “CALI”) (OTC-BB:CALI), CALI Holdings Inc. announces the addition of a fourth independent member to the Board of Directors, Mr. David Bryant.

Mr. Bryant has over forty (40) years of entrepreneurial business experience ranging from application systems definition to capitalization of a public company. Mr. Bryant is a very diverse executive with proven management and financial expertise who has specialized in recent years in the development of financial strategies for both public and private businesses.

Mr. Bryant is currently President of Dejay Development Corp., Phoenix, AZ, a private financial consulting firm servicing both the public and private sectors in capital acquisitions and investment strategies. Mr. Bryant’s primary responsibilities include new business development, planning and client consulting. Prior to that, Dave was founder of Diversa Management Corporation, Scottsdale, AZ, a private financial consulting firm specializing in assisting both domestic and international insurance companies in capital acquisition and books of insurance business. Prior to that David was Founder & CEO – Bryant & Associates, Inc., Dallas, TX, an eight person private consulting firm specializing in strategic planning for several national and international computer software companies. Prior to that David was Founder & President, Information Technology Management, Inc. (“ITM”), Los Angeles, CA, a twelve-person private computer software development company. Prior to that David was Co-Founder & President, TriTech, Inc., Burbank, CA, a 128 person hardware and software development project that led to the development of a product utilized in the entertainment industry. The company was sold to a division of a major television network. Prior to that Mr. Bryant held positions as Director of Marketing, Dylakor Computer Systems, Inc., Los Angeles, CA and Data Processing Manager, Daylin, Inc., Beverly Hills, CA.

Mr. Bryant received a B.S. Degree, Business Sciences, Columbia University, NY and attended the Executive MBA Program at Wharton School of Business, University of Pennsylvania

The Chairman of the Board and CEO James Jenkins stated; “we are very happy and extremely excited about having Mr. Bryant join the Board as our fourth independent member. With Mr. Bryant’s knowledge and expertise in the private and public markets we believe he is a strong addition to the Board of Directors.”

SAFE HARBOR

The statements made in this release constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company’s products in the marketplace, competitive factors and other risks detailed in the Company’s periodic report Filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact: Jack Craig	KMA Capital Partners, Ltd. 7658 Municipal Drive Orlando, Florida 32819 Ph: 407-370-4300 Fax: 407 226-3977 info@KMAcapital.com www.KMAcapital.com

Source: CALI Holdings Inc